Exhibit 10.1

EXECUTION COPY
EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), dated as of March 28, 2016, is between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Thomas Greco (the “Executive”).
The Company and the Executive agree as follows:
1.Position; Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its Chief Executive Officer (“Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Employment Term (as such term is defined below). In such capacity, the Executive shall report to the Board of Directors of the Company (the “Board”). The Board shall appoint the Executive to serve as a member of the Board, effective as of the Commencement Date, and shall nominate and recommend the Executive for election by the shareholders to the Board for each subsequent Board term during the Employment Term.
The term of the Executive’s employment by the Company pursuant to this Agreement shall commence on April 4, 2016 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Section 4 below (the “Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date (the “Anniversary Date”) the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to the Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term (a “Non-Renewal”), in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each Anniversary Date thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such Anniversary Date, either party shall have given notice of a Non-Renewal to the other, in which case the Employment Term shall end 90 days following such notice. Notice of Non-Renewal by the Company shall be treated as a termination of the Executive without Due Cause by the Company as of the end of the then Employment Term.
2,    Duties.
(a)Duties and Responsibilities; Location. The Executive shall have the duties and responsibilities of the Executive’s Position and such other duties and responsibilities that are reasonably consistent with the Executive’s Position as a majority of the Board may request from time to time and shall perform such duties and carry out such responsibilities for the purpose of advancing the business of the Company and its subsidiaries, if any (jointly and severally, the “Related Entities”). The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and the Board that are not inconsistent with this Agreement. Subject to the provisions of Subsection 2(b) below, the Executive shall devote the Executive’s full time, skill and attention during normal business hours to the business and affairs of the Company and its Related Entities, except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity. Subject to the oversight powers and responsibilities of the Board, the Executive shall manage the Company on a daily basis. The Executive agrees to relocate to the Raleigh, NC area as soon as practicable after the Commencement Date but in no event later than the first anniversary of the Commencement Date. Executive’s principal office location shall be the Company’s offices located in Raleigh, NC.

(b)Other Activities. During the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to, and the Executive shall be entitled to (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Company’s Guidelines on Significant Governance Issues, provided that the Executive may only serve on one outside corporate board, which shall be the board of directors of G&K Services, unless the Executive obtains advance permission in writing from the Board to serve on another outside corporate board in lieu of the board of directors of G&K Serivces, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as the activities set forth in (i), (ii), and (iii) above (x) do not significantly interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder, (y) are in compliance with the Company’s written policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 19 of this Agreement.

3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company shall pay to the Executive an initial base salary of $1,100,000 per annum, payable consistent with the Company’s standard payroll practices then in effect, and which, as increased, shall not be decreased during the Employment Term. Such base salary shall be subject to periodic review by the Compensation Committee of the Board

(hereinafter the “Compensation Committee”) on the same cycle as the base salaries of other senior executives of the Company, with any changes taking into account, among other factors, Company and individual performance. Any future increases in the Executive’s annual base salary will be at the discretion of the Compensation Committee. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)    Annual Bonus. With respect to each fiscal year that ends during the Employment Term, the Executive shall be eligible to receive an annual bonus based upon the achievement of such corporate and individual performance goals and other criteria as shall be approved by the Compensation Committee from time to time and as shall be consistent with the goals and criteria approved by the Compensation Committee for other senior executives of the Company. The Executive’s target annual bonus amount shall be 135% of the Base Salary (the “Target Bonus Amount”), and the Executive’s threshold and maximum annual bonus amounts shall be 25% of the Target Bonus Amount and 200% of the Target Bonus Amount, respectively. If the achievement of the applicable performance goals for a given fiscal year falls between the threshold and target performance levels or the target and maximum performance levels established by the Compensation Committee, then the Executive’s annual bonus amount for such fiscal year shall be determined by linear interpolation between the applicable performance levels. For fiscal year 2016, the Executive shall be entitled to receive a minimum annual bonus equal to $1,485,000 (the “Minimum 2016 Bonus”). The Executive’s annual bonus for fiscal year 2016 shall not be prorated. The Company shall pay the Minimum 2016 Bonus to the Executive on or before December 31, 2016. To the extent that the Executive earns an annual bonus for fiscal year 2016 in excess of the Minimum 2016 Bonus, the Company shall pay such excess annual bonus amount to the Executive at the same time it pays annual bonuses for fiscal year 2016 to the other senior executives of the Company. Any annual bonus payable to the Executive hereunder shall be paid in a manner consistent with the Company’s bonus practices then in effect. To be eligible to receive an annual bonus, the Executive must be employed by the Company on the date the bonus is paid, except as otherwise provided herein.
(c)Long-Term Incentive Awards. With respect to each fiscal year that ends during the Employment Term, commencing with fiscal year 2016, the Executive shall be granted a long-term incentive award in an amount determined by the Compensation Committee. Notwithstanding the foregoing, for fiscal year 2016, the grant date fair value of the Executive’s long-term incentive award shall be $5,000,000. The grant-type mix that shall comprise such annual long-term incentive award shall be determined by the Compensation Committee each fiscal year and shall be consistent with grant-type mix used for other senior executives of the Company. The Executive’s long-term incentive awards shall be issued under the Advance Auto Parts Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”) and shall be subject to the terms and conditions of the 2014 LTIP and the award agreement evidencing the grant of each such award, provided that the grants awarded to the Executive under this Agreement in fiscal year 2016 shall provide that Due Cause, Good Reason and Disability shall be defined as provided herein and interpretation of said term shall be resolved as provided herein, and further provided that no such grant shall require compliance with, or forfeiture based upon, restrictive covenants broader than those stated herein. For fiscal year 2016, the Executive’s long-term incentive award shall be comprised fifty percent (50%) of time-based restricted stock units (“RSUs”) and fifty percent (50%) of performance-based stock appreciation rights (“SARs”), and shall be evidenced by award agreements substantially in the forms of agreements attached hereto as Exhibits D and E.
(d)Buy-out Compensation. The Executive shall receive the compensation set forth in this Section 3(d) to replace certain compensation payable to the Executive by the company that employed the Executive immediately prior to the Company (the “Prior Employer”), which the Executive shall forfeit as a result of leaving the employ of the Prior Employer.
(i)Cash Sign-on Bonus. As soon as practicable after the Commencement Date, the Company shall pay to the Executive a cash bonus in the amount of $2,000,000 (the “Signing Bonus”) to replace certain outstanding unvested cash-based long-term incentive awards granted to the Executive by the Prior Employer that the Executive shall forfeit upon leaving the employ of the Prior Employer (the “Prior Cash Awards”); provided, that the Executive shall repay to the Company (A) one-hundred percent (100%) of the Signing Bonus if the Executive resigns from the Company without Good Reason (as defined below) prior to the first anniversary of the Commencement Date, and (B) fifty percent (50%) of the Signing Bonus if the Executive resigns from the Company without Good Reason on or after the first anniversary of Commencement Date but prior to the second anniversary of the Commencement Date.
(ii)Sign-on RSUs. Subject to the provisions of this Section 3(d)(ii), as soon as practicable after the Commencement Date, the Executive shall be granted RSUs with an aggregate grant date fair value of the Forfeited Amount (the “Sign-On RSUs”) to replace certain outstanding unvested performance shares granted to the Executive by the Prior Employer (the “Prior Equity Awards”) that he shall forfeit upon leaving the employ of the Prior Employer and future tenure-based pension accruals that he shall forfeit upon leaving the employ of the Prior Employer (the “Future Pension Accruals”). The Sign-On RSUs shall be comprised of (A) an award of performance-based RSUs with a grant date fair value equal to $8,000,000, which shall vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date, and also subject to the Executive having a leadership team of “executive officers” (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) in place and presenting in good faith a preliminary five-year business plan to the Board, in each case prior to the first anniversary of the Commencement Date, and (B) an award of time-based RSUs with a grant date fair value equal to Forfeited Amount less $8,000,000, which shall vest in three equal annual installments on the second, third and fourth anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date (the “Second Make Up Grant”). The Sign-On RSUs shall be issued under the 2014 LTIP and shall be subject to the terms and conditions of the 2014 LTIP and the award agreements evidencing the grant of such Sign-On RSUs, which award agreements shall be substantially in the forms of agreements attached hereto as Exhibits F and G.

Within fifteen (15) days following the date hereof, the Executive shall provide the Company with documentation from the Prior Employer that indicates the amount of the Prior Cash Awards and the Prior Equity Awards (collectively, the “Prior Awards”), and the amount of the Future Pension Accruals, that will be forfeited upon the Executive’s termination of employment from the Prior Employer and the amount of the Prior Awards and Future Pension Accruals that will not be forfeited upon such termination of employment. The Forfeited Amount shall be equal to the forfeited target value of the Prior Awards as of the date of the Executive’s termination of employment with the Prior Employer plus the value of the Future Pension Accruals as of such date, calculated using the methodology provided by the Executive to the Company heretofore but determined as of the date of the Executive’s termination of employment with the Prior Employer.

If, following the payment of the Signing Bonus or the grant of the Sign-On RSUs, the Executive learns that a portion of the Prior Awards or the Future Pension Accruals was not forfeited upon his termination of employment from the Prior Employer, and the Executive had not previously informed the Company that such portion was not forfeited, then he agrees to notify the Company in writing within ten (10) days of learning that such portion was not forfeited, and such notification shall indicate the amount of the Prior Awards or the Future Pension Accruals, as applicable, that was not forfeited. Furthermore, notwithstanding any provision in this Agreement to the contrary, if the Executive notifies the Company pursuant to the preceding sentence that a portion of the Prior Awards or the Future Pension Accruals was not forfeited, then the Executive shall immediately forfeit a portion of any unvested Sign-On RSUs if so determined by the Compensation Committee in its sole discretion, with the forfeiture first coming from the Second Make Up Grant pro rata. The aggregate value of any amounts so forfeited by the Executive pursuant to the preceding sentence shall be equal to the target value of such portion of the Prior Awards or the value of such portion of the Future Pension Accruals, as applicable, that was not forfeited, based, in the case of the Prior Awards, upon the stock price of the Prior Employer on the date of the Executive’s termination of employment from the Prior Employer. The Executive agrees that the provisions of this paragraph supplement the provisions of the 2014 LTIP and the award agreements evidencing the grant of the Sign-On RSUs.
(e)Inducement Equity Award. As soon as practicable after the Commencement Date, the Executive shall be granted an award of time-based SARs with a grant date fair value equal to $3,000,000. The SARs shall have a seven-year term and shall vest in three equal annual installments on the third, fourth and fifth anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date. The SARs shall be issued under the 2014 LTIP and shall be subject to the terms and conditions of the 2014 LTIP and the award agreement evidencing the grant of such SARs, which award agreement shall be substantially in the form attached hereto as Exhibit H.
(f)Incentive Compensation Clawback. Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Section 3(a), (d) and (e) above (except as required by law), shall be subject to the Company’s Incentive Compensation Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.
(g)Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time, provided that no such plan or program shall require compliance with, or forfeiture based upon, restrictive covenants broader than those stated herein. The Executive shall be entitled to four (4) weeks paid vacation annually. The Executive shall be entitled to receive relocation benefits consistent with the Company’s policy in effect from time to time with adjustments as approved by a representative of the Compensation Committee.
(h)Business Expenses. During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-ofpocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Executive’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year, the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one year shall not affect the amount of expenses eligible for reimbursement in any other year. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.    Termination of Employment.
(a)    Death. In the event of the death of the Executive during the Employment Term, the Executive’s employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Bonus Amount then in effect, shall be paid, within 60 days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of the

Executive’s death. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company’s benefit plans and programs in which the Executive was participating at the time of his death. Subject to the last paragraph of Section 3(d), in the event of the death of the Executive during the Employment Term, the Sign-On RSUs shall become fully vested as of the Executive’s date of termination and each tranche of the SARs granted to the Executive pursuant to Section 3(e) shall vest on a pro rata basis, based on the number of days on which the Executive was employed by the Company during the applicable vesting period for such tranche (i.e., one-third of the SARs shall be pro-rated over a three-year period, one-third of the SARs shall be pro-rated over a four-year period, and one-third of the SARs shall be pro-rated over a five-year period). The SARs that vest pursuant to the preceding sentence may be exercised by the Executive’s estate until the earlier of (i) the first anniversary of the date of the Executive’s death and (ii) the original expiration date of the SARs. Any long-term incentive awards granted to the Executive pursuant to Section 3(c) hereof shall be treated in the manner set forth in the 2014 LTIP and the applicable award agreements. Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect, after the date of Executive’s death, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.
(b)    Disability. In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the date on which the Company determines that the Executive has a Disability (the “Disability Termination Date”) by written Notice of Termination given while the Executive is Disabled. In such event, the Company shall pay the

Executive an amount equivalent to thirty percent (30%) of the Executive’s Base Salary for a one year period, which amount shall be paid in one lump sum within 60 days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii). The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company’s benefit plans in which the Executive participates. The purpose and intent of the preceding three sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period. In the event that Executive does not elect to participate in the Company’s long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Executive any amount in excess of thirty percent (30%) of the Executive’s Base Salary. Subject to the last paragraph of Section 3(d), in the event of the Disability of the Executive during the Employment Term, the Sign-On RSUs shall become fully vested as of the Executive’s date of termination and each tranche of the SARs granted to the Executive pursuant to Section 3(e) shall vest on a pro rata basis, based on the number of days on which the Executive was employed by the Company during the applicable vesting period for such tranche (i.e., one-third of the SARs shall be pro-rated over a three-year period, one-third of the SARs shall be pro-rated over a four-year period, and one-third of the SARs shall be pro-rated over a five-year period). The SARs that vest pursuant to the preceding sentence may be exercised by the Executive or the Executive’s legal guardian or representative (or, if the Executive dies after his termination of employment, his estate) until the earlier of (i) the first anniversary of the Disability Termination Date and (ii) the original expiration date of the SARs. Any long-term incentive awards granted to the Executive pursuant to Section 3(c) hereof shall be treated in the manner set forth in the 2014 LTIP and the applicable award agreements. The Company shall also pay to the Executive a lump sum amount equivalent to the

Executive’s Target Bonus Amount then in effect, which amount shall be paid in one lump sum within 60 days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii). Otherwise, after the Disability Termination Date, except in accordance with the Company’s benefit programs and other plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness having caused the Executive’s complete and fulltime absence from the Executive’s duties, as defined in Section 2, for either a consecutive period of more than six months or at least 180 days within any 270day period.
(c)    Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive’s employment at any time for “Due Cause” (as hereinafter defined). The Executive shall continue to receive the Base Salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits the Executive may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.
For purposes of this Agreement, “Due Cause” shall mean:

(i)a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of the code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company’s Code of Ethics and Business Conduct, which, if curable, has not been cured by the Executive within 15 business days after the Executive’s receipt of notice to the Executive specifying the nature of such breach or violations;
(ii)a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Section 19;
(iii)the commission by the Executive or indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation;
(iv)the Executive’s willfully engaging in bad faith conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(v)a determination by the Company that the Executive is in violation of the Company’s Substance Abuse Policy.
(d)    Termination by the Company Other than for Due Cause, Death or Disability. The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to Death, Disability or Due Cause, the Executive shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to Death, Disability or Due Cause. In the event of such termination by the Company, the Executive shall receive certain payments and benefits as set forth in this Subsection 4(d).
(i)    Termination Payment. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause, the term “Termination Payment” shall mean a cash payment equal to the sum of:
(A)an amount equal to one and one half times (1.5x) the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Termination Salary Payment”), and
(B)an amount equal to one and one half times (1.5x) the average value of the annual bonuses pursuant to Section 3(b) paid to the Executive for the three completed fiscal years immediately prior to the date of such termination; provided, however, that if the Executive has been employed by the Company for fewer than three completed fiscal years prior to the date of such termination, the Executive shall receive an amount equal to one and one half times (1.5x) the average value of the annual bonuses pursuant to Section 3(b) that the Executive has received during the period of the Executive’s employment; provided, further, that if the date of such termination occurs during fiscal year 2016, the Executive shall receive an amount equal to one and one half times (1.5x) his Target Bonus Amount (the “Termination Bonus Payment”).

(ii)    Pro-Rata Annual Bonus. The Company shall pay to the Executive an annual bonus for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the time of service for such fiscal year through the Executive’s date of termination, payable at the time the Company pays bonuses to other senior executives of the Company.
(iii)    Outplacement Services. The Company shall make outplacement services available to the Executive, at a cost to the Company not to exceed $12,000, for a period of time not to exceed 12 months following the date of termination pursuant to the Company’s executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.
(iv)    Medical Coverage. In addition, the Company shall provide the Executive with medical, dental and vision insurance benefits (which may also cover, if applicable the Executive’s spouse and eligible dependents) for eighteen (18) months from the date of the Executive’s termination of employment or until such time as the Executive is eligible for group health coverage under another employer’s plan, whichever occurs first. In order to trigger the Company’s obligation to provide health care continuation benefits, the Executive must elect continuation coverage pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”) upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of the Executive’s COBRA premiums during the 18-month period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by the Executive for coverage of the Executive and the Executive’s eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of the Executive’s termination of employment had the Executive continued to be employed by the Company. Such payment shall be treated as taxable income to the Executive.

(v)    Other. Subject to the last paragraph of Section 3(d), if the Company terminates the Executive’s employment for other than Death, Disability or Due Cause, the Sign-On RSUs shall become fully vested as of the Executive’s date of termination and each tranche of the SARs granted to the Executive pursuant to Section 3(e) shall vest on a pro rata basis, based on the number of days on which the Executive was employed by the Company during the applicable vesting period for such tranche (i.e., one-third of the SARs shall be pro-rated over a three-year period, one-third of the SARs shall be pro-rated over a four-year period, and one-third of the SARs shall be pro-rated over a five-year period). The SARs that vest pursuant to the preceding sentence may be exercised by the Executive (or, if the Executive dies after his termination of employment, his estate) until the earlier of (i) the first anniversary of the Executive’s date of termination and (ii) the original expiration date of the SARs. Any long-term incentive awards granted to the Executive pursuant to Section 3(c) hereof shall be treated in the manner set forth in the 2014 LTIP and the applicable award agreements.
(vi)Timing of Payments. The Termination Salary Payment and the Termination Bonus Payment shall be paid in one lump sum within 60 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii) below.

(vii)Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Executive’s termination of employment under this Subsection 4(d), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 17, 19 and 21). Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for other than Death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e)    Resignation from Employment by the Company for Good Reason. Termination by the Company without Due Cause under Subsection 4(d) shall be deemed to have occurred if the Executive elects to terminate the Executive’s employment for Good Reason.
(i)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without the Executive’s prior written consent:
(A)a material diminution in the Executive’s Base Salary or Target Bonus Amount;
(B)a material diminution in the Executive’s authority, duties, or responsibilities;
(C)the Executive no longer reports directly to the Board;
(D)the Company’s requiring the Executive to be based more than 60 miles from the Company’s offices in Raleigh, NC; or

(E)any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement, including but not limited to, the failure of the Nominating Committee of the Board to re-nominate the Executive to the Board.
(ii)    Notice of Good Reason Condition. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Executive must provide the Company with written notice and description of the existence of the Good Reason condition within 60 days of the initial discovery by the Executive of the existence of said Good Reason condition and the Company shall have 30 business days to cure such Good Reason condition.
(iii)    Effective Date of Resignation. The effective date of the Executive’s resignation for Good Reason must occur no longer than six (6) months following the expiration of the cure period set forth in Section 4(e)(ii) above. If the Executive has not resigned for Good Reason effective within six (6) months following the expiration of the cure period set forth in Section 4(e)(ii) above, the Executive shall be deemed to have waived said Good Reason condition.

(f)    Termination by the Company Other Than For Due Cause, Death or Disability or Resignation from Employment for Good Reason Within Three Months Prior To, At or Within Twelve Months After a Change In Control. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause and within three (3) months prior to the consummation of a Change In Control (as defined below) in contemplation of the Change In Control or at or within twelve (12) months after the consummation of a Change In Control, or if the Executive elects to terminate the

Executive’s employment for Good Reason prior to the expiration of the Employment Term and within three (3) months prior to the consummation of a Change In Control in contemplation of the Change In Control or at or within twelve (12) months after the consummation of a Change In Control, then (i) the Executive shall be entitled to a Change In Control Termination Payment as hereinafter defined in lieu of the Termination Payment set forth in Subsection 4(d)(i) above, (ii) the Executive shall receive benefits as defined in Subsections 4(d)(ii), (iii), (iv) and (v) above, and (iii) either the Company or the Executive, as the case may be, shall provide Notice of Termination pursuant to Subsection 4(k) other than in the case of a Non-Renewal, which shall be communicated in accordance with Section 1. Notwithstanding the foregoing, any excess amounts subject to Section 409A of the Code as nonqualified deferred compensation shall not be provided to the Executive in the event that the Change In Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A of the Code (i) if the amounts under this section exceed the amounts under Section 4(d)(i) above and termination is prior to a Change In Control and (ii) if the amounts under this Section are less than the amounts under Section 4(d)(i) and the termination is prior to the Change In Control, this Section shall not apply to such amounts.
(i)    Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:
(A)    an amount equal to two times the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Change In Control Termination Salary Payment”), and

(B)    an amount equal to two times the Executive’s Target Bonus Amount, as in effect immediately prior to such termination (unless the termination is due to Sections 4(e)(i)(A), in which case, it shall be the Target Bonus in effect prior to any such material diminution of the Target Bonus or termination of the bonus plan, respectively) (the “Change In Control Termination Bonus Payment”).
(ii)    Timing of Payments. The Change In Control Termination Salary Payment and the Change In Control Termination Bonus Payment shall be paid in lump sum payments within 60 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii) below.
(iii)    Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Executive’s termination of employment under this Subsection 4(f), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 17, 19 and 21). Except for the Change In Control Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than Death, Disability or Due Cause or after termination by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iv)    Change In Control. For purposes of this Agreement, “Change In Control” shall mean the occurrence of any of the following events:
(A)a Transaction, as defined below, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or
(B)any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly becomes, including but not limited to by means of a merger or consolidation, the beneficial owner (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities.

For purposes of Section 4(f)(iv)(A), “Transaction” means (1) consummation of any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the

Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.
(v)    IRC 280G “NetBest”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change In Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (B) the reduction of the amounts payable to the Executive to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to the Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(A)    Reduction of Payments. To the extent permitted by applicable law, and not a violation of Sections 280G, 409A or 4999 of the Code, the Executive shall be entitled to elect the order in which payments will be reduced. If the Executive electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order: (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (iv) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (v) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (vi) acceleration of vesting of all other stock options and equity awards; and (vii) within any category, reductions shall be from the last due payment to the first.
(B)    Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change In Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change In Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change In Control, the Board shall appoint another nationally recognized public accounting firm reasonably acceptable to the Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 4(f)(v)(C) below).
(C)    Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive’s reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G‑1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the

Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 4(f)(v)(A) up to the Safe Harbor Cap.
(g)    Voluntary Termination Without Good Reason. In the event that the Executive terminates the Executive’s employment at the Executive’s own volition prior to the expiration of the Employment Term (except as provided in Subsection 4(e) above), such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.
(h)    Non-Renewal of Employment Term by the Executive. If the Executive’s employment terminates as a result of the Non-Renewal of the Employment Term by the Executive, then the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.
(i)    Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision. To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A1(h)(1), from the Company (his “Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409‑1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. To the extent any 409A Payment is conditioned on the Executive (or his legal representative) executing a release of claims, which 409A Payment would be made in a later taxable year of the Executive than the taxable year in which his Separation from Service occurs if such release were executed and delivered and became irrevocable at the last possible date allowed under this Agreement, such 409A Payment will be paid no earlier than such later taxable year. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law, and that the tax laws make the Executive and not the Company responsible for penalties and interest that may be imposed in the event Code Section 409A is violated.
(j)    Cooperation. During the term of the Executive’s employment by the Company and for a period of one (1) year immediately following the termination of Executive’s employment with the Company, the Executive agrees to reasonably assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company relating to the Executive’s period of employment. The Company will reimburse the Executive for all associated reasonable costs of travel.
(k)    Notice of Termination, Resignation and Release. Any termination under Subsection 4(b) by the Company for Disability or Subsection 4(c) for Due Cause or by the Executive for Good Reason under Subsection 4(e) or by the Company or the Executive within twelve (12) months after a Change In Control under Subsection 4(f) or by the Executive by Voluntary Termination under Subsection 4(g) shall be communicated by Notice of Termination to the other party thereto given in accordance with Section 10.
(i)    Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).
(ii)    Resignation and Release. Notwithstanding anything in this Agreement to the contrary, unless the Company provides otherwise, upon termination of employment for any reason, Executive shall be deemed to have resigned as a member of the Board, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the

Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must within 21 days (or such other period as required under applicable law) after presentation of a release substantially in the form attached hereto as Exhibit C, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release. For clarification, unless and until the Executive executes and does not, within any applicable revocation period, revoke the release and the release becomes effective in accordance with its terms, the Company shall have no obligation to make any Termination Payment or Change In Control Termination Payment, as applicable, to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the posttermination provisions of this Agreement, including without limitation Section 19.
(l)    Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for unused vacation accrued in accordance with the Company’s vacation policy; (ii) in the case of death, Disability, without Cause or Good Reason terminations, any bonus that has not yet been paid with respect to the fiscal year ended prior to the fiscal year in which the Executive is terminated; and (iii) reimbursement for any business expenses accrued in accordance with Subsection 3(h).
(m)    Employment at Will. The Executive hereby agrees that the Company may terminate the Executive’s employment under this Section 4 without regard to: (i) any general or specific policies

(written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Executive, whether oral or in any document, pertaining to the Executive’s relationship with the Company; or (iii) without a determination of Due Cause by the Company.

5.    Treatment of Equity Awards Upon Change In Control. In the event of a Change In Control as defined hereinabove, the restrictions and deferral limitations applicable to any equity awards granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.

6.    Successors and Assigns.
(a)    Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.
(b)    Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Executive’s legal incompetency or death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of Executive’s incompetency) or the Executive’s estate.

7.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8.    Entire Agreement. This Agreement, which shall include the Exhibits hereto, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including, without limitation, any previous employment, severance or separation agreements, provided that the obligations set forth in Section 19 of this Agreement are in addition to any similar obligations the Executive has to the Company or its affiliates. This Agreement may only be modified by an instrument in writing signed by both parties hereto.

9.    Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

10.    Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: Executive Vice President, Human Resources, General Counsel and Corporate Secretary

With a copy to:

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: Chief Financial Officer

If to the Executive:
To the last address in the Company’s records.
11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Section 19 of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the State of Delaware and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed at the time by the parties to the arbitration. The cost of arbitration shall be borne as determined by the arbitrators. For clarity, each party shall bear its or his own legal fees.

12.    Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

13.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.    Titles. Titles to the sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or subsection.

15.    Legal Fees. The Company agrees to pay the reasonable fees and expenses of the Executive’s legal counsel in connection with the negotiation and execution of this Agreement up to a maximum amount of $50,000.

16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.    Amendment. Except as provided in Section 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.

18.    Counsel. This Agreement has been prepared by the Company with the assistance of Hogan Lovells US LLP, as counsel to the Company (“Counsel”), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Executive. The Executive has

reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that the Executive is fully aware of the Executive’s right to the advice of counsel independent from that of the Company, that Counsel has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that the Executive fully understands the potentially adverse interests of the parties with respect to this Agreement. The Executive further acknowledges that neither the Company nor its Counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

19.    Loyalty Obligations. The Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of the Executive’s employment by or continued employment with the Company:
(a)    Confidential Information.
(i)    Company Information. The Executive agrees at all times during the term of the Executive’s employment and thereafter, to hold any Confidential Information of the Company or any of its Related Entities in strictest confidence, and not to use (except, during the Executive’s employment with the Company, for the benefit of the Company to fulfill the Executive’s employment obligations) or to disclose (except for the benefit of the Company to fulfill the Executive’s employment obligations) to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process. The Executive agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or knowhow in which the Company or any of its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or any of its Related Entities on whom the Executive called, with whom the Executive dealt or with whom the Executive became acquainted during the term of the Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Executive or disclosed to the Executive by the Company or any of its Related Entities or any other person or entity during the term of the Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or any of its Related Entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise or (B) otherwise becomes available to the public through no act or omission of the Executive.
(ii)    Third Party Information. The Executive recognizes that the Company and its Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or its Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees at all times during the Executive’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as (x) necessary in carrying out the Executive’s work for the Company consistent with the obligations of the Company or its Related Entities with such third party or (y) required pursuant to a court order, subpoena or other judicial process.
(b)    Conflicting Employment. Except as otherwise permitted by this Agreement, the Executive agrees that, during the term of the Executive’s employment with the Company, (i) the Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or any of its Related Entities are now involved or become involved during the term of the Executive’s employment, (ii) the Executive will not engage in any other activities that conflict with the business of the Company or any of its Related Entities and (iii) the Executive agrees to devote such time as may be necessary to fulfill the Executive’s obligations to the Company.

(c)    Returning Company Property. The Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others pursuant to or during the Executive’s employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns. At the time of leaving the employ of the Company, the Executive will deliver all material Company property to the Company or to the Company’s designee and will not keep in the Executive’s possession, recreate or deliver to anyone else said property. In the event of the termination of the Executive’s employment and upon request by the Company, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A. Anything to the contrary notwithstanding, nothing in this Section 19(c) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes (including his electronic address books), information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment. In addition, to the extent the Company has any interest in the Executive’s cell phone number, the Company shall cooperate with the Executive to transfer it to him.
(d)    Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive, volunteer or manager) about the Executive’s Loyalty Obligations specified under this Agreement.

(e)    NonInterference. The Executive covenants and agrees that while the Executive is employed by the Company and for a period of two (2) years immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, Interfere with the Company or any of its Related Entities.
(i)    For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Executive’s duties and responsibilities on behalf of and for the benefit of the Company, (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities, except in the normal course of commerce for any entity that does not violate Section 19(f) hereof, or (B) to hire on the Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, any current or former employee or independent contractor of the Company who at any time was supervised (1) directly by the Executive or (2) by another person who was supervised directly by the Executive, or (C) whether as a direct solicitor or provider of such services, or in a direct management or direct supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Subsection 19(f)(ii) below to any customer of the Company or any of its Related Entities. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company or any of its Related Entities from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, or (ii) hiring or retaining any current or former employee or consultant of the Company or any of its Related

Entities who responds to a general advertisement for employment that was not specifically directed at such employees or consultants of the Company or its Related Entities, shall not be deemed a violation of this Section 19(e).
(ii)    After termination of the Executive’s employment, this provision shall only apply to those current or former employees, independent contractors, customers or suppliers of the Company or any of its Related Entities who were such at any time within 12 months prior to the date of such termination.
(f)    Covenants Not to Compete.
(i)    NonCompetition. The Executive covenants and agrees that during the period from the date hereof until, one (1) year immediately following the termination, for any reason, of the Executive’s employment with the Company (the “NonCompete Period”), the Executive will not, directly or indirectly:
(A)    own or hold, directly or beneficially (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation or as a passive owner of less than 1% through an investment in a private equity or other commingled account), as a shareholder, option holder, warrant holder, partner, member or other equity or security owner or holder, equity or other securities of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below)

within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or
(B)    engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.
(ii)    Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means (1) the retail, commercial and/or wholesale sale, rental, and/or distribution of parts, accessories, supplies (including, but not limited to, paint), equipment and/or maintenance items for automobiles, light and heavy duty trucks (both commercial and non-commercial), off-road equipment, buses, recreational vehicles, and/or agricultural equipment, and/or (2) the provision of any automotive-related service (including, but not limited to, shop management, inventory control, and/or vehicle repair software or marketing) to auto repair shops, garages, specialty-service providers (e.g. any business that specializes in automotive oil changes, painting, tires, mufflers, brakes, transmission, and/or body work) and/or service centers, including, but not limited to painting, collision or body service centers. The term “Restricted Area” means the United States of America, including its territories and possessions, and any other countries in which the Company or any of its Related Entities has operations and a physical presence during the Employment Term.
(iii)    Association with Restricted Company. In the event that the Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive, volunteer or director) with any Restricted Company during the NonCompete Period, the Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by the Executive for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that the Company consents in writing to the Executive’s engagement in such activity, the engaging in such activity by the Executive shall be conclusively deemed not to be a violation of this Subsection 19(f). Notwithstanding anything to the contrary herein, such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of noncompetition of the Executive or other similarly bound executives.
(g)    NonDisparagement. The Executive agrees that while the Executive is employed by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes a material adverse impact to the Company. During the Executive’s employment by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the senior executives and the directors of the Company will not take any action or make any statement which disparages the Executive. The foregoing shall not be violated by (i) truthful statements by the Executive or the senior executives or directors of the Company in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) the Executive or the senior executives or directors of the Company rebutting false or misleading statements made by others, (iii) actions taken by the Executive or the senior executives or directors of the Company, or statements made by the Executive or the senior executives or directors of the Company, in the good faith performance of their respective duties to the Company, or (iv) the Executive making normal competitive type statements in the good faith performance of his duties to a subsequent employer.
(h)    Effect of NonPayment of Benefits; Clawback. The Executive’s posttermination of employment obligations under this Section 19 shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if within 15 days after written notice from the Executive to the Company of such failure, the Company does not make the required payment. In the event that the Executive materially violates Subsection 19(e) or 19(f), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) or a portion of the Change In Control Termination Payment paid to the Executive pursuant to Section 4(f), as applicable, in each case equal to a fraction, the numerator of which is the number of days left in the applicable period under Subsection 19(e) or 19(f), and the denominator of which is the total number of days in the applicable period under such Section. In the event that the Executive materially violates Subsection 19(a), 19(c) or 19(g), and does not cure such violation (if it can be cured) within five (5) days after written notice from the Company to the Executive of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365; provided, that if the Executive’s employment was terminated pursuant to Section 4(f), then the Executive shall instead repay to the Company a portion of the Change In Control Termination Payment paid to the Executive pursuant to Section 4(f) equal to a fraction, the numerator of which is the number of days left in the two (2) year period immediately following the termination and the denominator of which is 730. The Executive further agrees that such repayment obligation shall constitute liquidated damages and that the Company shall have no other right to damages under this Agreement or at law with respect to breaches of Subsection 19(a), 19(c), 19(e), 19(f), or 19(g), but the Company shall have the right to seek equitable relief pursuant to Subsection 19(i) hereunder.
(i)Specific Enforcement; Remedies Cumulative; Attorney Fees. The Executive acknowledges that the Company and its Related Entities, as the case may be, will be irreparably injured if the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) and 19(g) hereof are not specifically enforced and the Executive agrees that the terms of such provisions (including without limitation the periods set forth in Subsections 19(e), 19(f) and 19(g)) are reasonable and appropriate. If the Executive commits, or the Company has evidence based on which it reasonably believes the Executive threatens to commit, a material breach of any of the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof, the Company and/or its Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or its Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.
(j)ReSet of Period for NonCompetition and NonInterference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 19(e), 19(f) or 19(g) hereof and the Executive has not complied, in all material respects, with the provisions in such subsections with respect to which such action has been commenced, then only the oneyear or two-year period, as described in such subsections not so complied with by the Executive, that applies to the prong violated shall be extended from its original expiration date, day-forday, for each day that the Executive is found to have not complied, in all material respects, with such subsection(s).
(k)Jurisdiction and Venue. WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER SECTION 19, THE SUBSECTIONS 19(k) AND 19(l) OF THIS AGREEMENT SHALL APPLY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS SECTION 19 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE STATE OF DELAWARE, THE COURTS OF THE UNITED STATES

OF AMERICA LOCATED IN THE CITY OF WILMINGTON, DELAWARE, OR THE STATE COURTS OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED, IN WHICH OFFICE THE EXECUTIVE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE COMMENCEMENT OF SUCH SUIT, ACTION OR PROCEEDING OR IMMEDIATELY PRECEDING THE TERMINATION OF THE EXECUTIVE’S EMPLOYMENT, IF TERMINATED.
(l)Waiver of Jury Trial. THE EXECUTIVE AND THE COMPANY AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE EXECUTIVE AND THE COMPANY, AND THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGE THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY, THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THE EXECUTIVE’S OWN FREE WILL, AND THAT THE EXECUTIVE HAS HAD THE OPPORTUNITY

TO DISCUSS THIS WAIVER WITH COUNSEL. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

20.    Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws (which shall not be less than currently exists, except as required by applicable law), subject to applicable law, and such indemnification shall continue after termination of employment or directorship and for as long as liability may exist with regard to actions or inactions up to the date of termination at a level that is no less than currently exists for officers, directors and employees under the Company’s Certificate of Incorporation and Bylaws, subject to applicable law. In addition, the Company shall be entitled to liability insurance coverage pursuant to any directors’ and officers’ liability insurance policy maintained by the Company as of the Commencement Date or put in place following the Commencement Date on the same basis as other current or former directors and officers of the Company with regard to actions or inactions during the period of service as an officer or director notwithstanding any ceasing of such service. This provision shall survive any termination of the Executive’s employment.

21.    Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees that the Executive will not enter into, any oral or written agreement in conflict herewith and the Executive’s employment by the Company and the Executive’s services to the Company will not violate the terms of any oral or written agreement to which the Executive is a party. The Executive represents that he is not aware of any non-competition restriction that would prevent him from being the Chief Executive Officer of the Company or performing his duties and responsibilities hereunder.

22.    No Mitigation; No Offset. The Executive shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by the Executive as the result of any employment by another employer.

23.    Binding Effect of Execution. The Company and the Executive agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Executive and the Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.
Advance Auto Parts, Inc.

By: /s/ John C. Brouillard (SEAL)

Print Name: John C. Brouillard

Title: Executive Chairman

Executive

Print Name: Thomas R. Greco

Signature:/s/ Thomas R. Greco

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any material devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.
I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date: ____________________________________

_________________________________________________
Executive’s Signature

________________________________________________
Executive’s Name (Print)

EXHIBIT B
LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Signature of Executive:__________________________________
Print Name of Executive: ________________________________

Date:_____________________________

EXHIBIT C
General Release of Claims
Consistent with Section 4 of the Employment Agreement, dated as of March 28, 2016, between Advance Auto Parts, Inc. (the “Company”) and Thomas Greco (the “Executive”), and in consideration of the Executive’s receipt of the applicable severance payments and benefits set forth in Section 4 of the Employment Agreement, the Executive, for himself, his heirs, executors, administrators and assigns, hereby knowingly, voluntarily and unconditionally RELEASES, WAIVES AND FOREVER DISCHARGES the Company and its parents, subsidiaries, affiliates, successors and assigns (jointly and severally, “Related Entities”), and each of the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors, representatives and shareholders, in each case, solely in their respective capacities as such (all of which persons and entities shall be third party beneficiaries of this General Release with full power to enforce the provisions thereof), from any and all obligations, claims, demands, liabilities, judgments, causes of action, suits at law or in equity, in tort, contract, by statute or on any other basis, related to the Executive’s employment with the Company; termination of the Executive’s employment or circumstances related thereto; any and all injuries, losses or damages to the Executive, including any claims for compensation and/or benefits, compensatory, punitive or other damages, attorney’s fees, expenses, reimbursements or costs of any kind; any and all claims relating to the conduct of any current and former officer, director, employee, member, manager, agent, independent contractor or representative of the Company or its Related Entities; and any and all matters, transactions or things occurring prior to the date on which the Executive signs this General Release, including any and all possible claims, known or unknown, which could have been asserted against the Company, its Related Entities, or the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors or representatives in each case, solely in their respective capacities as such. This General Release includes, but is not limited to, any and all claims, demands, rights and/or causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Workers Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act of 2008, the Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, and any other federal, state, or local statute or ordinance or any other claims, whether statutory or based on common law.
Nothing in this General Release is intended to: (1) constitute an unlawful waiver of any of the Executive’s rights under any laws; (2) waive the Executive’s right to file an administrative charge with any administrative agency under applicable law, or participate in any agency investigation, although the Executive does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (3) prohibit the Executive from providing truthful testimony, if under subpoena or court order to do so, or otherwise required by applicable law. Furthermore, the Company acknowledges and agrees that by entering into this General Release, the Executive is not intending to, and does not, release the Company or any Related Entity from performance of its obligations under, and it not intending to, and does not, waive any of the Executive’s rights under, the Employment Agreement, any rights to indemnification or advancement of legal fees or coverage under director and officer liability insurance policies, vested equity or vested benefits.
The Executive acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, the Executive specifically agrees that the Executive is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, the Executive acknowledges that Executive understands that:

A.
The Executive has read this General Release in its entirety. The Executive understands all of the terms of this General Release and the Executive knowingly and voluntarily assents to all of the terms and conditions contained herein, including without limitation, the waiver and release, and the Executive acknowledges and agrees that the Executive’s waiver of rights or claims arising under the ADEA is in writing and is understood by the Executive;

B.
The Executive is not waiving any claims for age discrimination under the ADEA that may arise after the date the Executive signs this General Release and the Executive is not waiving vested benefits if any;

C.	The Executive is waiving rights or claims for age discrimination under the ADEA in exchange for the applicable severance payments and benefits described in Section 4 of the Employment Agreement; and

D.	The Executive was advised to consult with and has had an opportunity to consult with an attorney before signing this General Release.
The Executive affirms that the Executive has not filed, caused to be filed, or presently is a party to any claim against the Company or any of the Related Entities. The Executive also affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date the Executive signs this General Release. The Executive affirms that the Executive has been granted any leave to which the Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. The Executive further affirms that the Executive has no known workplace injuries or occupational diseases. The Executive further affirms that the Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

The Executive has twenty-one (21) calendar days from [DATE] to consider this General Release. If the Executive does not sign this General Release and return it to the Company within twenty-one (21) calendar days of receipt, it will be null and void. The Executive also understands that the Executive may sign and return this General Release prior to the expiration of the twenty-one (21) calendar day period. The Executive acknowledges and agrees that if the Executive decides to sign and return this General Release before the full twenty-one (21) day period has elapsed, this is a decision made by the Executive voluntarily and the Executive freely and knowingly has chosen not to wait at least twenty-one (21) days to sign this General Release. After the Executive has read and understands the contents of this General Release, the Executive agrees to acknowledge acceptance by signing in the space indicated below, and to return this General Release by hand delivery or by certified mail, postage prepaid, return receipt requested, to the Executive Vice President, Human Resources, General Counsel and Corporate Secretary, Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, VA 24012. The Executive further understands that the Executive has seven (7) calendar days after signing this General Release in which to revoke it with notice to the Company in writing. This General Release will not become effective until after this revocation period has passed.
AGREED:

__________________________        ________________
Thomas Greco                    Date

EXHIBIT D
Form of Award Agreement for Long-Term Incentive Award - Time-Based RSUs

[SEPARATELY FILED]

EXHIBIT E
Form of Award Agreement for Long-Term Incentive Award - Performance-Based SARs

[SEPARATELY FILED]

EXHIBIT F
Form of Award Agreement for Performance-Based Sign-On RSUs

[SEPARATELY FILED]

EXHIBIT G
Form of Award Agreement for Time-Based Sign-On RSUs

[SEPARATELY FILED]

EXHIBIT H
Form of Award Agreement for Inducement Equity Award - SARs

[SEPARATELY FILED]